Execution Copy

PURCHASE AGREEMENT

by and among

MEDICAL IMAGING CORP.,

PARTNERS IMAGING HOLDINGS LLC,

PARTNERS IMAGING CENTER OF NAPLES LLC,

PARTNERS IMAGING CENTER OF CHARLOTTE LLC,

PARTNERS IMAGING CENTER OF VENICE LLC,

RICHARD M. GOLDBERG, M.D.

and

ROMAN ROZIN, M.D.

Dated as of August 28, 2014

TABLE OF CONTENTS

TABLE OF CONTENTS

TABLE OF CONTENTS

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this "Agreement"), dated as of August 28, 2014, is by and among Medical Imaging Corp., a Nevada corporation ("Purchaser"), Partners Imaging Center of Naples LLC, a Florida limited liability company, Partners Imaging Center of Charlotte LLC, a Florida limited liability company, Partners Imaging Center of Venice LLC, a Florida limited liability company (each a "Company" and together, the "Companies"), Partners Imaging Holdings LLC, a Florida limited liability company ("Seller"), Richard M. Goldberg, M.D. and Roman Rozin, M.D. (each a "Principal" and together, the "Principals"). Each of the parties to this Agreement is individually referred to herein as a "Party" and collectively, as the "Parties". Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them on Annex A hereto.

RECITALS

WHEREAS, Seller is the record and beneficial owner of one hundred percent (100%) of the aggregate limited liability company membership interests in the Companies (collectively, the "Membership Interests"); and

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase and acquire from Seller, at the Closing, the Membership Interests, upon the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
Closing; Purchase Price

Section 1.1 Closing□ The closing (the "Closing") of the transactions contemplated hereby and by any of the other Transaction Documents (the "Transactions") shall take place at the offices of Golenbock Eiseman Assor Bell & Peskoe LLP in New York, New York, commencing at 10:00 a.m. local time on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine. Notwithstanding anything to the contrary contained herein, the Closing shall not occur on any day other than the last Business Day of the month. The applicable date upon which the Closing shall occur is referred to herein as the "Closing Date".

Section 1.2 Purchase Price□ The aggregate purchase price payable by Purchaser to Sellers for the Membership Interests shall be One Million Eight Hundred Thousand Dollars ($1,800,000) U.S. (the "Purchase Price"), subject to adjustment as set forth in Section 1.4.

Section 1.3 Purchase Price at Closing

(a) At the Closing, Purchaser shall pay the Purchase Price as follows:

(i) on behalf of the Seller and the Companies, that amount necessary to be paid to applicable lenders and other creditors of the Seller and the Companies to pay off any and all indebtedness set forth on Schedule 1.3(a)(i) of the Disclosure Schedule (collectively, the "Closing Indebtedness") and release any Liens in connection with the Closing Indebtedness; and

(ii) to Seller, an amount equal to the Purchase Price (A) minus the amount of the payment made in accordance with clause (i) above, and (B) minus Twenty Thousand Dollars ($20,000), which shall be paid to Seller's counsel, on behalf of the Seller, upon the signing of this Agreement (the "Deposit"); *provided*, *however*, that in the event Purchaser terminates this Agreement prior to Closing, Seller's counsel shall return the Deposit to Purchaser in full within 3 Business Days of this Agreement being so terminated.

(b) At least three (3) Business Days prior to the Closing, Seller and each Company shall have delivered to Purchaser executed payoff letters and other documentation in form reasonably acceptable to Purchaser evidencing the amount to be paid at Closing pursuant to Section 1.3(a)(i), releasing the Liens with respect to the Closing Indebtedness upon such payment and causing the redelivery of all collateral held pursuant to any such terminated agreements (collectively, the "Payoff Letters").

(c) The payment due pursuant to Section 1.3(a) will be made by delivery by bank wire transfer of the required amount (in immediately available funds) to the account of Seller, which account will be designated by Seller to Purchaser in writing at least three (3) Business Days prior to the Closing.

Section 1.4 Working Capital Escrow

(a) At Closing, Seller shall retain each Company's cash, cash in bank, cash equivalents, accounts receivable, unbilled services amounts owed, and advances. At Closing, Seller shall pay or have paid all accounts payable of each Company then due. At Closing, the Deposit shall be retained by Seller's counsel under an Escrow Agreement reasonably acceptable to the parties for 90 days following Closing to assure that the accounts payable as of Closing have been paid.

(b) The parties shall pro-rate pre-paid/unpaid expenses set forth on the Schedule 1.4 of the Disclosure Schedule, and this shall be an adjustment to the Purchase Price.

Section 1.5 Excluded Assets. Set forth on Schedule 1.5 of the Disclosure Schedules are certain assets which Seller and its Affiliates are retaining and which shall be removed from the assets of the Companies.

ARTICLE II
Representations and Warranties of Seller

Seller hereby represents and warrants to Purchaser, as follows:

Section 2.1 Good Title. Seller is the record and beneficial owner, and has good title to its respective Membership Interests, with the right and authority to sell and deliver them. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering Purchaser as the new owner of such Membership Interests, Purchaser will receive good title to such Membership Interests, free and clear of all Liens.

Section 2.2 Power and Authority. Seller has the legal power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All acts required to be taken by Seller to enter into this Agreement and to carry out the Transactions have been properly taken. This Agreement and each other Transaction Document to which it is a party constitute a legal, valid and binding obligation of Seller, as applicable, enforceable against Seller in accordance with the terms hereof or thereof.

Section 2.3 No Conflicts. Except as set forth on Schedule 2.3, the execution and delivery of this Agreement by Seller and the performance by Seller of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to Seller; and (c) will not violate or breach any contractual obligation to which Seller is a party.

Section 2.4 Litigation. There is no Action against or affecting Seller that involves the Membership Interests or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the Transactions and, to the knowledge of Seller, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

Section 2.5 Brokers. Except as set forth on Schedule 2.5 of the Disclosure Schedule, Seller has not created any obligation for the payment of any finder's, investment banker's or broker's fee in connection with the origin, negotiation or execution of this Agreement or the other Transaction Documents or in connection with the Transactions. Purchaser shall have no liability for any such fees, commissions or similar compensation disclosed on Schedule 2.5 of the Disclosure Schedule.

Section 2.6 Disclosure. This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of Seller in connection with the Transactions, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

ARTICLE III
Representations and Warranties of the Companies

Subject to the exceptions set forth in the Disclosure Schedule, Seller and each Company, jointly and severally, represent and warrant to Purchaser as follows:

Section 3.1 Organization, Standing and Power. Each Company is duly organized, validly existing and in good standing under the Laws of the State of Florida and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct the Business as presently conducted. Each Company is duly qualified to do business in each jurisdiction set forth on Schedule 3.1 of the Disclosure Schedule and the jurisdictions set forth on such schedule are the only jurisdictions where the nature of its business or its ownership or leasing of its properties and assets make such qualification necessary. The Sellers have delivered to Purchaser true and complete copies of each Company's Constituent Instruments, in each case as amended through the date of this Agreement.

Section 3.2 Subsidiaries; Equity Interests. □

(a) None of the Companies have any Subsidiaries nor own, directly or indirectly, any economic, voting or other ownership interest in any Person.

Section 3.3 Capital Structure. Except for the Membership Interests, no equity interests or other voting securities of any Company are issued, reserved for issuance or outstanding. All the Membership Interests are duly authorized, validly issued, and fully paid and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right, including, under the Constituent Instruments or any contract, agreement or other arrangement to which any of the Companies is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of any of the Companies having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which members of such Company may vote. As of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, "phantom" equity rights, equity appreciation rights, equity-based performance units, commitments, contracts, agreements, arrangements or undertakings of any kind to which any of the Companies is a party or by which any of them are bound (a) obligating any of them to issue, deliver or sell, or cause to be issued, delivered or sold, additional membership interests or other equity interests in, or any security convertible or exercisable for or exchangeable into any membership interest of or other equity interest in, any of them, (b) obligating any of them to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contracts, agreements, arrangement or undertaking or (c) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to members of any of them. As of the date of this Agreement, there are no outstanding obligations of any Company to repurchase, redeem or otherwise acquire any membership or other equity interests of any Company.

Section 3.4 Authority; Execution and Delivery; Enforceability. Each Company has all requisite corporate power and authority to execute and deliver this Agreement and to

consummate the Transactions. The execution and delivery by the Companies of this Agreement and the consummation by the Companies of the Transactions have been duly authorized and approved by the Members of each Company and no other corporate proceedings on the part of any Company is necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against the Companies in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

Section 3.5 No Conflicts; Consents. □

(a) Except as set forth on Schedule 3.5(a) of the Disclosure Schedule, the execution and delivery by the Companies of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of any Company under any provision of (i) the respective Constituent Instruments, (ii) any contract, agreement or other arrangement to which a Company is a party or to which any of its properties or assets is subject, or (iii) subject to the filings and other matters referred to in Section 3.5(b), any material judgment, order or decree or material Law applicable to any Company or its respective properties or assets.

(b) Except as set forth on Schedule 3.5(b) of the Disclosure Schedule, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Companies in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

Section 3.6 Taxes. □

(a) Except as set forth on Schedule 3.6(a), each Company has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent any untimely payment has not had and would not reasonably be expected to have a Material Adverse Effect. There are no unpaid taxes in any amount claimed to be due by the taxing authority of any jurisdiction, and the officers of each Company know of no basis for any such claim.

(b) Except as set forth on Schedule 3.6(b), the respective Financial Statements reflect an adequate reserve for all Taxes payable by a Company (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such Financial Statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against any Company, and no requests for waivers of the time to assess any such Taxes are pending. There are no Tax audits, examinations, investigations or administrative or judicial Actions or proceedings pending or to the Companies'

knowledge threatened in writing with respect to Taxes of any Company. There are no Liens for Taxes on any asset of any Company other than Permitted Liens.

(c) The Companies have not requested or received any written ruling from any Tax authority, or signed any binding agreement with any Tax authority that would materially and adversely affect any amount of Tax payable after the date of the Closing.

Section 3.7 Benefit Plans. Except as set forth on Schedule 3.7 of the Disclosure Schedule, none of Companies maintains any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of such Company. Except as set forth on Schedule 3.7 of the Disclosure Schedule, as of the date of this Agreement there are no severance or termination agreements or arrangements between any Company and any current or former employee, officer or director of any Company, nor does any Company have any general severance plan or policy.

Section 3.8 Litigation. Except as set forth on Schedule 3.8 of the Disclosure Schedule, there is no Action against or affecting any Company or any of its respective properties which (a) adversely affects or challenges the legality, validity or enforceability of this Agreement (in whole or in part) or the Membership Interests or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. None of the Companies nor any of their respective directors or officers, is or has been the subject of any Action involving a claim of breach of fiduciary duty.

Section 3.9 Compliance with Applicable Laws.

(a) Except as set forth on Schedule 3.9(a) of the Disclosure Schedule, each Company has conducted its business and operations in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except to the extent any non-compliance has not had and would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.9(a) of the Disclosure Schedule, none of the Companies has received any written communication during the past two years from a Governmental Entity that alleges that such Company is not in compliance with any applicable Law. This Section 3.9 does not relate to matters with respect to Taxes, which are the subject of Section 3.6.

(b) Further, none of the Companies, its respective members or officers, nor, to the Knowledge of the Companies, any physician, nurse or other clinician that is employed by or is an independent contractor to any Company, has in the course of performing services for a Company: (i) knowingly or willfully offered, paid, solicited or received any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind (x) in return for referring an individual to a Person for the furnishing or arranging of any item or service for which payment may be made in whole or in part by any federal or state health care program, or (y) in return for purchasing, leasing, ordering or arranging for or recommending purchasing, leasing or ordering any good, facility, service or item for which payment may be

made in whole or in part by any federal or state health care program. Schedule 3.9(b) of the Disclosure Schedule sets forth a true and complete list of all contracts or agreements (whether or not memorialized in writing) any Company or any of its Affiliates has or has had with a physician or immediate family member of a physician that performs services for a Company.

(c) Schedule 3.9(c) of the Disclosure Schedule sets forth a list of all material Permits that have been issued to the Companies, all of which are currently in effect. Schedule 3.9(c) of the Disclosure Schedule lists all Permits necessary for the conduct of the Business and (i) each such Permit is valid and in effect and each Company is in compliance with all such Permits except where such noncompliance would not be, individually or in the aggregate, material to such Company; and (ii) there are no Actions pending or threatened which may reasonably be expected to result in the revocation, cancellation, suspension or modification thereof, or the imposition of any fine, penalty or other sanctions with respect thereto. References to Permits in this Section 3.9 includes the required Permits for each practicing physician, nurse and other clinician that is employed by or is an independent contractor of the Companies necessary to perform the duties of a physician, nurse or other clinician as applicable.

(d) None of the Companies, its respective members or officers, nor, to the Knowledge of the Companies, any of its respective employees or consultants are being, or have been, investigated or charged with respect to any violation of any Laws involving incorrect billing or fraudulent and abusive practices relating to any federal or state health program. Each Company is, and has been, in compliance with all applicable Laws and payment policies in connection with the billing of individuals, intermediaries and third-party payors, as appropriate, for services rendered except where such non-compliance would not be, individually or in the aggregate, material to any Company. None of the Companies (i) has or had any material reimbursement dispute with any third-party payor or federal or state health program, and (ii) are or have been, subject to any investigations or proceedings pending or threatened by any third-party payor or any federal or state health program.

(e) Schedule 3.9(e) of the Disclosure Schedule references the Companies' written marketing policies and relevant policies and procedures with respect to the Companies' marketing practices, which have been provided to Purchaser. Except as set forth on Schedule 3.9(e) of the Disclosure Schedule, each Company is, has been, in compliance in all material respects with all marketing guidelines applicable to such Company.

(f) Schedule 3.9(f) of the Disclosure Schedule sets forth a true and complete list of all federal and state health care program and third-party payor provider numbers used by the Companies for billing.

Section 3.10 Brokers. Except as set forth on Schedule 3.10 of the Disclosure Schedule, none of the Companies has created any obligation for the payment of any finder's, investment banker's or broker's fee in connection with the origin, negotiation or execution of this Agreement or the other Transaction Documents or in connection with the Transactions. Purchaser shall have no liability for any such fees, commissions or similar compensation disclosed on Schedule 3.10 of the Disclosure Schedule.

Section 3.11 Contracts. □

(a) Except as set forth on Schedule 3.11(a) of the Disclosure Schedule, none of the Companies:

(i) has any change of control, retention, severance, or other agreements providing for change of control, retention, severance or like payments, with any of its officers or employees.

(ii) has any collective bargaining or labor union agreements with respect to its employees.

(iii) is a party to any agreement that restricts it from competing with any Person, entering into any market or line of business or carrying on the Business anywhere in the world.

(iv) is a party to any contract, agreement, note, instrument, line of credit or other financing arrangement of any sort evidencing or resulting in the incurrence of any Indebtedness other than the Closing Indebtedness.

(v) is a party to any lease or agreement under which it is lessee of or holds or operates any personal property owned by any other party, for which the annual rental exceeds $1,000.

(vi) is a party to any contract, agreement or other arrangement with any current or former officer, director, stockholder or Affiliate of any Company or Seller.

(vii) is a party to any contract, agreement or other arrangement that provides for annual payments or expenses by, or annual payments or income to, such Company of $3,000 or more.

(viii) is a party to any partnership, joint venture, limited liability company or similar agreement.

(ix) is a party to any contract, agreement or other arrangement that relates to the acquisition of all, substantially all or any material portion of the assets or properties (including equity interests) of any other Person or relates to any such prior acquisition to the extent such Company has any remaining right, obligation or liability thereunder (whether contingent or fixed).

(x) is a party to any contract, agreement or other arrangement that relates to the disposition of all, substantially all or any material portion of the assets or properties (including equity interests) or line of business of such Company or relates to any such prior disposition to the extent such Company has any remaining right, obligation or liability thereunder (whether contingent or fixed).

(xi) is a party to any exclusive dealing or requirements contracts, or contracts providing for price caps, price restrictions, price protections, most favored nations or other similar arrangements.

(xii) is a party to any outstanding contracts of guaranty, surety or indemnification, direct or indirect, by such Company.

(xiii) is a party to any material agreements relating to Intellectual Property, technology, know-how and processes which such Company is licensed or authorized to use by others or which such Company has licensed or authorized for use by others.

(xiv) is a party to any lease of real property.

(xv) is a party to any employment, consulting or similar agreement with any of its officers or employees.

(xvi) is a party to any contract, agreement or other arrangement not otherwise required to be listed on the Disclosure Schedule that contains material non-monetary obligations of, or material restrictions applicable to, such Company.

(b) The agreements, documents, instruments and other arrangements (written or oral) set forth on Schedule 3.11(a) of the Disclosure Schedule are referred to herein as "Material Contracts." True and complete copies of each written Material Contract and a written description of each oral Material Contract, as applicable, including all amendments, modifications, and supplements thereof, have been made available to Purchaser.

(c) Except as set forth on Schedule 3.11(c) of the Disclosure Schedule, each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Company a party thereto, enforceable against it in accordance with its terms, and, upon consummation of the transactions contemplated by this Agreement, to the Companies' Knowledge, will continue in full force and effect without penalty or other adverse consequence and without the need to obtain the Consent of or provide notice to any other contracting party, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights generally and by equitable principles (regardless of whether enforcement is sought in a proceeding at Law or in equity). Except as set forth on Schedule 3.11(c) of the Disclosure Schedule, each Company is in compliance in all material respects with and has not received notice that it has breached or violated or defaulted under, any of the terms or conditions of any such Material Contract and there exists no default or event of default or event, occurrence, condition or act, with respect to any Company or the Knowledge of the Companies with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to become a material default or material event of default under any Material Contract.

(d) Except as set forth on Schedule 3.11(d), there is no outstanding written notice of cancellation or termination in connection with any Material Contract and, to the Companies' Knowledge, no other party currently contemplates any termination or amendment of any Material Contract.

Section 3.12 Title to Properties. Except as set forth on Schedule 3.12 of the Disclosure Schedule, none of the Companies owns any real property. Each Company has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of the Business. Except as set forth on Schedule 3.12(a) of the Disclosure Schedule, all such assets and properties, are free and clear of all Liens except (i) as set forth on Schedule 3.12(a) of the Disclosure Schedule, including Liens in connection with any Closing Indebtedness; (ii) Liens for current Taxes not yet due and payable; (iii) statutory Liens for amounts not yet delinquent or which are being contested in good faith in an appropriate proceeding; (iv) statutory Liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen and other like persons for labor, materials or supplies, if any, arising in the ordinary course of business; and (v) Liens resulting from deposits made in connection with workers' compensation, unemployment Taxes or insurance, social security and like Laws (collectively, "Permitted Liens").

Section 3.13 Intellectual Property. Schedule 3.13 of the Disclosure Schedule sets forth a description of all Intellectual Property Rights which each Company uses in its conduct of the Business (the "Company Intellectual Property"). Each Company owns, licenses or otherwise has the right to use, its respective Company Intellectual Property. There are no claims pending or, to the Knowledge of the Companies, threatened that any Company is infringing or otherwise adversely affecting the rights of any Person with regard to any Company Intellectual Property. To the Knowledge of the Companies, no Person is infringing the rights of any Company with respect to any Company Intellectual Property.

Section 3.14 Labor Matters. No material labor dispute exists or, to the Knowledge of the Companies, is imminent with respect to any current or former employee of the Companies.

Section 3.15 Financial Statements; Liabilities. Each Company has delivered to Purchaser its unaudited income statements for the fiscal years ended December 31, 2013 and December 31, 2012 (collectively, the "Annual Financial Statements") and its unaudited income statement for the three months ended March 31, 2014 (the "Interim Financial Statement", and together with the Annual Financial Statements, the "Financial Statements"). Except as set forth on Schedule 3.15, the Financial Statements have been prepared in accordance with FITRP applied on a consistent basis throughout the periods indicated. Except as set forth on Schedule 3.15 of the Disclosure Schedule, the Financial Statements fairly present in all material respects the financial condition and operating results of such Company, as of the dates, and for the periods, indicated therein based on its method of accounting. Except as set forth on Schedule 3.15 of the Disclosure Schedule, none of the Companies has any material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to the date of the Interim Financial Statement, and (b) obligations under contracts and commitments incurred in the ordinary course of business.

Section 3.16 Insurance. Schedule 3.16 of the Disclosure Schedule contains a true and complete list of all insurance policies covering each Company or otherwise held by or on behalf of it, or any aspect of its assets or the Business, indicating the type of coverage, name of insured, the insurer, the amount of coverage, the deductible, the premium and the expiration date. The insurance policies listed on Schedule 3.16 of the Disclosure Schedule (a) are insured by insurers of recognized financial responsibility; and (b) insure, individually or in the aggregate, against such losses and risks and in such amounts as are customary for the Business and in the geographic areas where they engage in the Business. Except as set forth on Schedule 3.16, to the Knowledge of the Companies, there is no reason that any Company will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers. There are no pending claims under any of the insurance policies listed on Schedule 3.16 of the Disclosure Schedule. Complete and accurate copies of all such policies and related documentation have previously been delivered to Purchaser.

Section 3.17 Transactions with Affiliates and Employees. Except as set forth on Schedule 3.17 of the Disclosure Schedule, none of the officers, directors or employees of any Company is presently a party to any transaction with any Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or employee or any entity in which any officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

Section 3.18 Internal Accounting Controls. Each Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management's general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with FITRP and to maintain asset accountability, (c) access to assets is permitted only in accordance with management's general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The officers of each Company have evaluated the effectiveness of each Company's controls and procedures. Since the date of the Interim Financial Statement, there have been no significant changes in any Company's internal controls or, to the Companies' Knowledge, in other factors that could significantly affect any Company's internal controls.

Section 3.19 Solvency. Based on the financial condition of each Company: (a) such Company's fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of such Company's existing debts and other liabilities (including known contingent liabilities) as they mature; (b) such Company's assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by such Company, and projected capital requirements and capital availability thereof; and (c) the current cash flow of such Company, together with the proceeds such Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. None of the Companies intends to incur debts

beyond its respective ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

Section 3.20 Application of Takeover Protections. Each Company has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Constituent Instruments or the Laws of its jurisdiction of organization that is or could become applicable as a result of the Seller and the Companies fulfilling their obligations or exercising their rights under this Agreement.

Section 3.21 Corrupt Practices. None of the Companies, nor, to the Companies' Knowledge, any director, officer, agent, employee or other Person acting on behalf of any Company has, in the course of its actions for, or on behalf of, any Company (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Section 3.22 Absence of Certain Changes or Events. Except as set forth on Schedule 3.22 of the Disclosure Schedule or as disclosed in the Financial Statements, since December 31, 2013, each Company has conducted its business only in the ordinary course of business, and during such period there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of any Company, except changes in the ordinary course of business;

(b) any material damage, destruction or loss, whether or not covered by insurance;

(c) any waiver or compromise by any Company of a valuable right or of a debt owed to it;

(d) any satisfaction or discharge of any Lien, claim, or encumbrance or payment of any obligation by any Company, except in the ordinary course of business;

(e) any material change to a contract, agreement or other arrangement by which any Company or any of its respective assets is bound or subject;

(f) any mortgage, pledge, transfer of a security interest in, or Lien, created by any Company, with respect to any of its properties or assets, except Liens for Taxes not yet due or payable and Liens that arise in the ordinary course of business;

(g) any loans or guarantees made by any Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, or any loans or advances to any Persons, other than advances made in the ordinary course of its business;

(h) any alteration of any Company's method of accounting;

(i) any declaration or payment of a dividend or distribution of cash or other property to Seller or any purchase, redemption or agreements to purchase or redeem any equity interests of any Company;

(j) any issuance, sale, disposition or encumbrance of equity securities of any Company or any change to its capitalization; or

(k) any arrangement or commitment by any Company to do any of the things described in this Section 3.22.

Section 3.23 Disclosure. Each Company understands and confirms that Purchaser will rely on the foregoing representations and covenants in effecting the Transactions. All of the representations and warranties of the Companies set forth in this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 3.24 No Undisclosed Events, Liabilities, Developments or Circumstances□ Except as set forth on Schedule 3.24 of the Disclosure Schedule, there is no liability, Indebtedness or obligation of, or claim against, any Company (whether or not of a type normally reflected or reserved for on a balance sheet prepared in accordance with GAAP or FITRP), except for liabilities and obligations (a) reflected or reserved for on its respective Interim Financial Statement or disclosed in the notes thereto or (b) that have arisen since the date of its respective Interim Financial Statement in the ordinary course of the operation of the Business and which are not material, individually or in the aggregate, to such Company.

Section 3.25 Payors and Referring Physicians.

(a) Schedule 3.25(a) of the Disclosure Schedule sets forth a list of the top ten (10) payors of each Company as measured by net revenue and the top ten (10) referring physician practices to each Company as measured by number of referrals, during the fiscal years ended December 31, 2013 and December 31, 2012.

(b) Except as set forth on Schedule 3.25(b), since the date of the Interim Financial Statement, no payor or referring physician listed on Schedule 3.25(a) of the Disclosure Schedule has terminated its relationship with any Company or materially changed the pricing or other terms of its relationship with any Company, and no payor or referring physician listed on Schedule 3.25(a) of the Disclosure Schedule has (i) notified any Company that it intends to terminate or materially change the pricing or other terms of its relationship with any Company or (ii) to the Knowledge of the Companies, threatened to terminate or materially change the pricing or other terms of its relationship with any Company.

Section 3.26 Bank Accounts□Set forth on Schedule 3.26 of the Disclosure Schedule is a list of all checking, savings or other accounts of each Company at any bank or other financial institution as of the Closing Date and the signatories for each such account.

Section 3.27 Equipment□All equipment reasonably necessary in the proper conduct of the Business, including all of the MRI, CT PET, X-ray and other imaging machines, are in good working order and condition, and in no need of immediate repair, ordinary wear and tear excepted. Set forth on Schedule 3.27 of the Disclosure Schedule is a complete list of all tangible assets owned by each Company having a book value of $1,000 or more.

ARTICLE IV
Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to each Seller, as follows:

Section 4.1 Organization Standing and Power. Purchaser is duly organized, validly existing and in good standing under the Laws of the State of Nevada and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted.

Section 4.2 Authority; Execution and Delivery; Enforceability. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by the Purchaser of this Agreement and the consummation by the Purchaser of the Transactions have been duly authorized and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

Section 4.3 Consents. No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

Section 4.4 Brokers. Except as set forth on Schedule 4.4 of the Disclosure Schedule, Purchaser has not created any obligation for the payment of any finder's, investment banker's or broker's fee in connection with the origin, negotiation or execution of this Agreement or the other Transaction Documents or in connection with the Transactions. Sellers and the Companies shall have no liability for any such fees, commissions or similar compensation disclosed on Schedule 4.4 of the Disclosure Schedule.

ARTICLE V
Conditions to Closing

Section 5.1 Purchaser Conditions Precedent. The obligations of the Seller and the Companies to enter into and complete the Closing are subject, at the option of the Seller and the Companies, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Companies and the Seller in writing.

(a) Representations, Warranties and Covenants. Purchaser's representations and warranties in this Agreement shall be true and correct in all material respects as of the date

of this Agreement and as of the Closing Date as if made on and as of such date (other than representations and warranties made as of a specified date, which shall be true and correct as of such specified date). Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date.

(b) Litigation. No Action shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any Governmental Entity to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions.

(c) Radiologist Contracts. Purchaser shall have entered into an agreement with each Company's radiologists with respect to the provision of radiology services, on terms and conditions reasonably satisfactory to Seller.

Section 5.2 The Companies and Seller Conditions Precedent. The obligations of Purchaser to enter into and complete the Closing is subject, at the option of Purchaser, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Purchaser in writing.

(a) Representations, Warranties and Covenants. Seller and the Companies' representations and warranties in this Agreement (other than the Fundamental Representations and the representations and warranties in Section 3.15 made by Seller and the Companies) shall be true and correct (without giving effect to any limitation on any representation or warranty by the words "Material Adverse Effect," "material" or "materiality") as of the date of this Agreement and as of the Closing Date as if made on and as of such date (other than representations and warranties made as of a specified date, which shall be true and correct as of such specified date), except for such failures of the representations and warranties to be true and correct which would not have a Material Adverse Effect. The Fundamental Representations and the representations and warranties in Section 3.15 made by Seller and the Companies shall be true and correct in all respects as of the date hereof and as of the Closing Date, as if made on and as of such date (other than representations and warranties made as of a specified date, which shall be true and correct as of such specified date). Seller and the Companies shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Seller and the Companies on or prior to the Closing Date.

(b) No Material Adverse Effect. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the Interim Financial Statements which has had or is reasonably likely to cause a Material Adverse Effect.

(c) Litigation. No Action shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Purchaser, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of any Company.

(d) Consents. Each Company shall have obtained the third party consents set forth on Schedule 5.2(d) of the Disclosure Schedule in a form reasonably acceptable to Purchaser.

(e) Affiliate Arrangements. Any and all contracts, agreements or other arrangements set forth on Schedule 5.2(e) of the Disclosure Schedule shall have been terminated, pursuant to a form reasonably acceptable to Purchaser.

(f) Closing Certificate. The Companies shall have delivered to Purchaser a certificate, dated the Closing Date, signed by Seller and the chief executive officer or chief financial officer of each Company certifying that the conditions set forth in Section 5.2(a) have been satisfied, except that all limitations to the original representations and warranties shall apply.

(g) Satisfactory Completion of Due Diligence. Purchaser shall have completed its legal, accounting and business due diligence of the Companies within the time frame provided in this Agreement and the results thereof shall be satisfactory to Purchaser in its sole and absolute discretion.

(h) Secretary's Certificate. Each Company shall have delivered to Purchaser a certificate, signed by its secretary (or authorized director or officer), certifying that the attached copies of the (i) Constituent Instruments; and (ii) resolutions of the Members of such Company approving this Agreement and the Transactions are, in each case, true, complete and correct and remain in full force and effect.

(i) Good Standing Certificate. Each Company shall have delivered to Purchaser a certificate of good standing of each Company dated within five (5) Business Days of Closing, issued by the Secretary of State of Florida and each other jurisdiction in which any Company qualified to do business.

(j) Completion of the Audit. The Audit shall have been completed within the time frame provided in this Agreement and the findings shall be satisfactory to Purchaser in its sole and absolute discretion.

(k) Payoff Letters. Purchaser shall have received the Payoff Letters.

(l) Legal Opinion. The Purchaser shall have received an opinion from the Seller's legal counsel, substantially in the form attached hereto as Exhibit C.

(m) Membership Interests. Seller shall have delivered to Purchaser the Membership Interests free and clear of any Liens, including the delivery of certificate(s), if any, representing the Membership Interests and forms of assignment executed in blank.

(n) FIRPTA Certificate. Seller shall have delivered a certificate, duly completed and executed pursuant to Sections 1.897-2(h) and 1.1445-2(c) of the Treasury Regulations, certifying that the Membership Interests are not United States real property interests.

(o) Books and Records. Purchaser shall have received all stock books, stock ledgers, minute books and corporate seals and similar corporate books and records of each Company to the extent not located at the offices of such Company.

(p) Resignation Letters. Purchaser shall have received letters duly executed by each manager/managing member of each Company set forth on Schedule 5.2(p) of the Disclosure Schedule resigning from each such position effective as of the Closing Date.

(q) Leases. Each Company shall have entered into an amendment extending the term of the lease for its premises for at least 3 years, on terms and conditions reasonably satisfactory to Purchaser.

(r) Radiologists Contracts. Each Company shall have entered into an agreement with each such Company's radiologists with respect to the provision of radiology services, on terms and conditions reasonably satisfactory to Purchaser.

(s) Medicaid/Medicare Injection Coverage Contract. Each Company shall have entered into an agreement with each such Company's medical manager with respect to Medicaid/Medicare injections, on terms and conditions reasonably satisfactory to Purchaser.

(t) Insurance Payor Contracts. Each Company shall have entered into new insurance payor contracts with each such Company's third-party payors, on terms and conditions reasonably satisfactory to Purchaser.

(u) Insurance Policies. Each Company shall have entered into new insurance policies with each insurance company set forth on Schedule 3.16 of the Disclosure Schedule, on terms and conditions reasonably satisfactory to Purchaser.

ARTICLE VI
Covenants

Section 6.1 Public Announcements. Purchaser and Seller will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, SEC rules and regulations, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

Section 6.2 Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement or the Transactions are consummated.

Section 6.3 Continued Efforts. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

Section 6.4 Exclusivity. Neither the Seller nor any Company shall (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any equity interests or other voting securities of any Company, or any assets of any Company (including any acquisition structured as a merger, consolidation or other business combination), (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing, or (c) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby. The Seller shall notify the Purchaser immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

Section 6.5 Purchaser Diligence Review. Purchaser shall, at its sole expense, make or cause to be made such investigations as it deems necessary or advisable of the Companies, their assets, Business, books and records within sixty (60) days after the date of this Agreement (such period, the "Audit Period"). During the Audit Period, the Companies shall, and shall cause their representatives to, cooperate with Purchaser and its representatives and provide them with full, complete and continuing access to all work papers, books and records and other information, together with reasonable access to the relevant personnel of each Company as Purchaser and its representatives shall reasonably request, except that any Seller or Company accountant expense caused by the Audit shall be pre-approved and paid by Purchaser and may be paid in advance if requested by Seller or a Company.

Section 6.6 Preservation of Business. Each Company shall, except as otherwise permitted by the terms of this Agreement, operate only in the ordinary and usual course of business consistent with its past practices and shall use reasonable commercial efforts to (a) preserve intact its business organization, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other Persons material to the operation of its business, and (c) not permit any action or omission that would cause any of its representations or warranties contained herein to become inaccurate or any of its covenants to be breached in any material respect.

Section 6.7 Filing of 8-K. Purchaser shall file, within four (4) business days of the signing of this Agreement and the Closing Date, a current report on Form 8-K and attach as exhibits all relevant agreements with the SEC disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions and including any requisite audited financial statements of the Companies. In addition, Purchaser shall issue a press release at a mutually agreeable time following the Closing Date.

Section 6.8 Audit□ Purchaser shall engage, at its sole expense, an independent auditor to complete an audit (the "Audit") of the Companies within Audit Period. During the Audit Period, each Company shall, and shall cause its representatives to, cooperate with Purchaser's independent auditor and provide them with full, complete and continuing access to all work papers, books and records and other information, together with reasonable access to the relevant personnel of such Company as the independent auditor shall reasonably request.

Section 6.9 Further Assurances□Except as otherwise expressly set forth in this Agreement, prior to and following the Closing, each Party hereto agrees to reasonably cooperate

with the other Parties and to execute such further instruments, documents and agreements and to give such further reasonable written assurances, as may be reasonably requested by any other Party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

Section 6.10 Non-Competition; Non-Solicitation; Non-Disparagement□

(a) Seller and each Principal agree that for a period of three years (3) years immediately following the Closing Date (the "Non-Compete Period"), unless otherwise approved in writing by Purchaser, neither Seller, any Principal nor any of their respective Affiliates will, directly or indirectly:

(i) own an interest in, operate, join, control or participate (including as a joint venturer, agent, representative, employee, director, consultant or lender) in any Person engaging in the Business within (x) fifty (50) miles of Naples, Florida, (y) thirty (30) miles of Port Charlotte, Florida or (z) ten (10) miles of Venice, Florida, except that (A) a passive equity interest of less than two percent (2%) of a publicly-held corporation that engages in any such activity shall be permitted; and (B) nothing contained in this Section 6.10(a)(i) shall prohibit Seller, the Principals or any of their respective Affiliates from serving as an employee, consultant or agent of Purchaser or one of its Affiliates or from continuing to operate its Business as currently being operated in its trade area in Sarasota County, Florida or Manatee County, Florida as identified on the map attached as Schedule 6.10 of the Disclosure Schedule ("Seller's Trade Area");

(ii) solicit, influence or attempt to influence any past or present customer of any Company to discontinue or reduce its purchases of any products or services from any Company or otherwise seek to influence, alter or interfere with any past or present customer, vendor or supplier of any Company in any manner adverse or potentially adverse to the business of any Company, except that this shall not prevent Seller, the Principals or any of their respective Affiliates from continuing to operate its Business as currently being operated solely in Seller's Trade Area; or

(iii) recruit or solicit for employment or induce to leave employment any past or present employees of any Company.

Notwithstanding anything in this Section 6.10(a) to the contrary, if Purchaser, any Company or any Affiliate of the foregoing owns an interest in, operates, joins, controls or participates (including as a joint venturer, agent, representative, employee, director, consultant or lender) in any Person engaging in the Business within Seller's Trade Area during the Non-Compete Period, the Non-Compete Period shall terminate.

(b) Seller and each Principal agree that during the Non-Compete Period, they shall not and shall not permit any of their respective Affiliates to, directly or indirectly, as a partner, stockholder, member, proprietor, consultant, joint venturer, investor or in any other capacity, hire or solicit to perform services (as an employee, consultant or otherwise) any Persons who are or, within the six (6) month period immediately preceding such action were, employees or independent contractors of any Company, or take any actions which are intended to persuade any

employee or independent contractor of any Company to terminate his or her association with any Company.

(c) Following the Closing, Seller and each Principal agree that they shall refrain (and cause each of their respective Affiliates to refrain) from making, directly or indirectly, any negative or derogatory statements concerning the Business, the Companies or Purchaser or any Affiliate of Purchaser (including the Business' products, services, customers, suppliers, shareholders, directors, officers, employees and agents); provided, that Seller and the Principals shall not be liable for any statement required by Law to be made by them. Neither Seller nor any Principal shall take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, employee, independent contractor or other business associate of the Business from maintaining the same business relationships with any Company after the Closing as it maintained with the Business prior to the Closing. Following the Closing, Purchaser and each Company agree that they shall refrain (and cause each of their respective Affiliates to refrain) from making, directly or indirectly, any negative or derogatory statements concerning Seller's Business as conducted in Seller's Trade Area ("Seller's Business"), the Seller, the Principals or any Affiliate of the Seller (including Seller's Business' products, services, customers, suppliers, shareholders, directors, officers, employees and agents); provided, that Purchaser and the Companies shall not be liable for any statement required by Law to be made by them. Neither Purchaser nor any Company shall take any action that is designed or intended to have the effect of discouraging any lessor, licensor, supplier, employee, independent contractor or other business associate of Seller's Business from maintaining the same business relationships with Seller or its Affiliates after the Closing as it maintained with Seller's Business prior to the Closing.

(d) Seller and each Principal acknowledge and agree that (i) the restrictions contained in this Section 6.10 are reasonable in scope and duration and are necessary to protect Purchaser, and, after the Closing, the Companies and Business and (ii) that any breach of this Section 6.10 may cause irreparable injury to Purchaser and upon any breach or threatened breach of any provision of this Section 6.10, Purchaser shall be entitled, in addition to any other remedies it may have hereunder, to injunctive relief, specific performance or other equitable relief without the necessity of proving actual damage or posting bond. Purchaser may elect to seek one or more of these remedies at its sole discretion on a case by case basis. Failure to seek any or all remedies in one case does not restrict Purchaser from seeking any remedies in another situation. Such action by Purchaser shall not constitute a waiver of any of its rights. If, for any reason any court determines that the restrictions in this Section 6.10 are not reasonable or that the consideration is inadequate, such restrictions shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area as will render such restrictions valid and enforceable.

(e) In the event of the breach of any restrictive covenant contained in this Section 6.10, the running of the Non-Compete Period shall be automatically tolled and suspended for the amount of time that the breach continues, and shall automatically recommence when the breach is remedied so that Purchaser shall receive the benefit of Seller's and the Principals' compliance with the restrictive covenants contained herein for the full term of the Non-Compete Period.

(f) The Parties agree that the restrictive covenants contained in this Section 6.10 shall be enforced independently of any other obligations between the parties, and that the existence of any other claim or defense shall not affect the enforceability of this Agreement or the remedies hereunder.

ARTICLE VII
Indemnification

Section 7.1 Indemnification of Purchaser.

(a) From and after the Closing and subject to the limitations contained in this Article VII, Seller and each Principal, jointly and severally, will indemnify Purchaser and its Affiliates, and their respective officers, directors, employees, members, partners, stockholders, representatives, agents and Affiliates and their respective successors and assigns (collectively, the "Purchaser Indemnified Parties") and hold the Purchaser Indemnified Parties harmless against any loss, expense, liability, obligation, cost, assessment, penalty, fine, disbursement or other damage, including reasonable attorneys' fees and the cost of any investigation (collectively, "Damages"), that the Purchaser Indemnified Parties suffer or become subject to by reason of, or arising out of or in connection with (i) the failure of any representation or warranty of Seller or any Company contained in this Agreement to be true and correct as of the date of this Agreement and as of the Closing Date (except for such representations and warranties expressly stated to relate to a specific date, in which case as of such date); (ii) a breach by Seller, any Principal or any Company of any covenant or agreement contained in this Agreement; or (iii) any matter disclosed on Schedule 3.6(a) and Schedule 3.15 of the Disclosure Schedule. All calculations of Damages hereunder shall take into account any insurance proceeds actually and only to the extent received (net of any costs or expenses incurred in connection with collecting such proceeds, including with respect to any deductible or premium increases incurred in connection with pursuing such proceeds) by the Purchaser Indemnified Parties in connection with the matter out of which such Damages shall arise. If an indemnification payment is received by any Purchaser Indemnified Party, and such Purchaser Indemnified Party later receives insurance proceeds in respect of the related Damages, such Purchaser Indemnified Party shall promptly pay to Seller such amount.

(b) Notwithstanding anything herein to the contrary, with respect to any claim for indemnification under Section 7.1(a)(i) (except with respect to the Fundamental Representations), the Purchaser Indemnified Parties shall not be entitled to seek indemnification with respect to any Damages unless and until the aggregate amount of all Damages suffered by the Purchaser Indemnified Parties exceeds $25,000 (the "Basket"), and in such event the Purchaser Indemnified Parties shall be entitled to indemnification for all such Damages. Other than in connection with third-party claims, Seller or Principals shall not be liable for any punitive, special or exemplary Damages.

Section 7.2 Indemnification of Seller

(a) From and after the Closing and subject to the limitations contained in this Article VII, Purchaser will indemnify Seller and its successors and assigns (collectively, the "Seller Indemnified Parties") and hold the Seller Indemnified Parties harmless against any Damages that the Seller Indemnified Parties suffer or become subject to by reason of, or arising out of or in connection with (i) the failure of any representation or warranty of Purchaser contained in this Agreement to be true and correct as of the date of this Agreement and as of the Closing Date (except for such representations and warranties expressly stated to relate to a specific date, in which case as of such date), or (ii) a breach by Purchaser of any covenant or agreement of Purchaser contained in this Agreement. All calculations of Damages hereunder shall take into account any insurance proceeds actually and only to the extent received (net of any costs or expenses incurred in connection with collecting such proceeds, including with respect to any deductible or premium increases incurred in connection with pursuing such proceeds) by the Seller Indemnified Parties in connection with the matter out of which such Damages shall arise. If an indemnification payment is received by any Seller Indemnified Party, and such Seller Indemnified Party later receives insurance proceeds in respect of the related Damages, such Seller Indemnified Party shall promptly pay to Purchaser such amount.

(b) Notwithstanding anything herein to the contrary, with respect to any claim for indemnification under Section 7.2(a)(i), the Seller Indemnified Parties shall not be entitled to seek indemnification with respect to any Damages unless and until the aggregate amount of all Damages suffered by the Seller Indemnified Parties exceeds the Basket, and in such event the Seller Indemnified Parties shall be entitled to indemnification for all such Damages.

Section 7.3 Procedure for Indemnification.

(a) Direct Claims. If any Seller Indemnified Party or Purchaser Indemnified Party shall claim indemnification (together, the "Indemnified Party") hereunder for any claim other than a third-party claim, the Indemnified Party shall promptly give written notice (a "Claim Notice") to the other Party from whom indemnification is sought (the "Indemnifying Party") of the nature and amount of the claim. The Indemnifying Party shall give written notice of any disagreement with such claim within fifteen (15) days following receipt of the Indemnified Party's notice of the claim, specifying in reasonable detail the nature and extent of the disagreement.

(b) Third-Party Claims. If an Indemnified Party shall claim indemnification hereunder arising from any claim or demand of a third party, the Indemnified Party shall promptly give written notice (a "Third-Party Notice") to the Indemnifying Party of the basis for such claim or demand, setting forth the nature of the claim or demand in detail. The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any obligation hereunder except to the extent the Indemnifying Party determines that the defense of such claim or demand is prejudiced by the failure to give such notice. The Indemnifying Party shall have the right to compromise or, if appropriate, defend at its own cost and through counsel of its own choosing, any claim or demand set forth in a Third-Party Notice giving rise to such claim for indemnification, unless the Indemnified Party has determined in good faith that joint representation would be inappropriate; provided, that (i) if the Indemnifying

Party provides evidence reasonably satisfactory to the Indemnified Party that the Indemnifying Party has the financial resources to defend against the third-party claim and to fulfill its indemnification obligations hereunder; (ii) if the Indemnifying Party conducts the defense of the third-party claim in a reasonably diligent manner; and (iii) if the Indemnifying Party is a party to the proceeding, the Indemnified Party has not determined in good faith that joint representation would be inappropriate. In the event the Indemnifying Party undertakes to compromise or defend any such claim or demand, it shall promptly (and in any event, no later than fifteen (15) days after receipt of the Third-Party Notice) notify the Indemnified Party in writing of its intention to do so (and by such notice it shall be established that the Indemnifying Party shall indemnify the Indemnified Party against all claims for indemnification resulting from or relating to such third-party claim as provided in this Article VII and shall give the Indemnifying Party such written assurances in that regard as the Indemnified Party reasonably may request). The Indemnified Party shall fully cooperate with the Indemnifying Party and its counsel in the defense or compromise of such claim or demand; provided, that all reasonable out-of-pocket expenses incurred by the Indemnified Party shall be paid by the Indemnifying Party. The Indemnified Party shall not be liable for any legal or other expenses subsequently incurred by the Indemnifying Party, in connection with its defense of any claim hereunder. The Indemnified Party may hire separate counsel and participate in such defense at its own expense. No settlement of a third-party claim or demand defended by the Indemnifying Party shall be made without the written consent of the Indemnified Party, such consent not to be unreasonably withheld. The Indemnifying Party shall not, except with written consent of the Indemnified Party, consent to the entry of a judgment or settlement which does not include as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of an unconditional release from all liability in respect of such third-party claim or demand.

Section 7.4 Survival Periods; Limitations on Indemnity.

(a) Except as set forth in Section 7.4(b), the representations and warranties of Seller, the Companies and/or Purchaser contained in this Agreement shall survive for a period of three (3) years following the Closing Date, at which time such representations and warranties shall terminate.

(b) The representations and warranties contained in (i) Section 3.6 (Taxes), Section 3.7 (Benefit Plans), and Section 3.21 (Corrupt Practices) shall survive until thirty (30) days after the expiration of the applicable statute of limitations (after taking into account extensions, waivers, tolling or mitigation thereof), at which time such representations and warranties shall terminate; and (ii) Section 2.1 (Good Title), Section 2.5 (Brokers), Section 3.1 (Organization, Standing and Power), Section 3.3 (Capital Structure), Section 3.4 (Authority; Execution and Delivery; Enforceability) and Section 3.10 (Brokers) shall survive indefinitely (the representations and warranties in clause (i) and (ii) hereof, collectively, the "Fundamental Representations"), except that any liability of a Principal for the breach of a Fundamental Representation (other than fraud) shall terminate six (6) years after the Closing Date.

(c) Notwithstanding anything to the contrary in this Agreement, if an Indemnified Party delivers to an Indemnifying Party, before termination or expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result of a suit or other legal proceeding instituted by or claim

made by a third party, the Indemnified Party reasonably expects to incur Damages, then the applicable representation or warranty shall survive until the resolution of the matter covered by such notice and any related or subsequent matter or matters arising therefrom or with respect thereto.

(d) The representations and warranties set forth in Article II, Article III or Article IV shall not be affected or deemed waived by reason of any investigation made by or on behalf of Purchaser or Seller.

(e) All covenants and agreements contained in this Agreement and the documents and certificates delivered pursuant to this Agreement shall survive the Closing Date in accordance with their terms.

Section 7.5 Adjustment to Purchase Price□ For all Tax purposes, the Parties agree to treat any indemnity payments under this Agreement as adjustments to the Purchase Price, unless otherwise required by Law.

Section 7.6 Exclusive Remedies□ The Parties agree that notwithstanding anything to the contrary set forth in this Agreement or otherwise:

(a) Prior to the Closing in addition to being entitled to exercise all rights provided herein or granted by law, including recovery of Damages, Purchaser will be entitled to specific performance under this Agreement. Seller, the Principals and the Companies agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations hereby agree to waive in any action for specific performance of any such obligation the defense that a remedy at Law would be adequate.

(b) Following the Closing, except with respect to (i) the payments due at Closing and under Section 1.4 and adjustments provided in Article VII (ii) rights of Purchaser and Seller under Section 6.10 and Purchaser under Section 7.6(a) and (iii) claims based on fraud, the indemnification provisions of this Article VII are the sole and exclusive remedies of the Parties pursuant to this Agreement or in connection with the transactions contemplated hereby.

ARTICLE VIII
Miscellaneous

Section 8.1 Notices□All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) when received if delivered personally, (b) one (1) Business Day after (i) electronic mail transmission delivery receipt requested, or (ii) facsimile transmission with confirmation of successful transmission, or (c) two (2) Business Days after being mailed by registered or certified mail return receipt requested, postage and fees prepaid, in each case to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(i) If to Purchaser, to:

Medical Imaging Corp.
848 N. Rainbow Blvd. #2494
Las Vegas, Nevada 89107
Attention: Mitchell Geisler
Facsimile No.: (647) 288-1508
E-mail: mitch@diig.biz

with a copy to (which shall not constitute notice):

Golenbock Eiseman Assor Bell & Peskoe LLP
437 Madison Avenue
New York, New York 10022
Attention: Andrew Hudders, Esq.
Facsimile No.: (212) 754-0330
E-mail: ahudders@golenbock.com

(ii) If to the Companies, to:

Partners Imaging Center of Naples LLC
c/o Partners Imaging Holdings, LLC
600 N. Cattlemen Road, Suite 100
Sarasota, Florida 34232
Attention: Nigel de Wit
Facsimile No.: 941-926-6186

Partners Imaging Center of Charlotte LLC
c/o Partners Imaging Holdings, LLC
600 N. Cattlemen Road, Suite 100
Sarasota, Florida 34232
Attention: Nigel de Wit
Facsimile No.: 941-926-6186

Partners Imaging Center of Venice LLC
c/o Partners Imaging Holdings, LLC
600 N. Cattlemen Road, Suite 100
Sarasota, Florida 34232
Attention: Nigel de Wit
Facsimile No.: 941-926-6186

with a copy to (which shall not constitute notice):

Burgess, Harrell, Mancuso, Olson & Colton, P.A.
1776 Ringling Blvd.
Sarasota, Florida, 34236
Attention: Don Harrell
Facsimile No.: (941) 366-0189

(iii) If to the Seller, to :

Partners Imaging Holdings, LLC
600 N. Cattlemen Road, Suite 100
Sarasota, Florida 34232
Attention: Nigel de Wit
Facsimile No.: 941-926-6186
with a copy to (which shall not constitute notice):

Burgess, Harrell, Mancuso, Olson & Colton, P.A.
1776 Ringling Blvd.
Sarasota, Florida, 34236
Attention: Don Harrell
Facsimile No.: (941) 366-0189

(iv) If to the Principals, to :

Richard M Goldberg MD
683 Trenton Way
Osprey, Florida 34229

and

Roman Rozin MD
35 Watergate Drive, Apt. 1506
Sarasota FL 34236

with a copy to (which shall not constitute notice):
Burgess, Harrell, Mancuso, Olson & Colton, P.A.
1776 Ringling Blvd.
Sarasota, Florida, 34236
Attention: Don Harrell
Facsimile No.: (941) 366-0189

Section 8.2 Disclosure Schedule□Nothing in the Disclosure Schedule attached hereto shall be adequate to disclose an exception to a representation or warranty made in this Agreement unless such Schedule identifies the exception with reasonable particularity and, if appropriate, describes the relevant facts in reasonable detail. No exceptions to any representations or warranties disclosed on one Schedule (or with respect to any subsection of any Schedule) shall constitute an exception to any other representations or warranties made in this Agreement (or any other subsection of any Schedule) unless the exception is disclosed as provided herein on each such other applicable Schedule (or subsection), cross-referenced in such other applicable section or Schedule (or subsection) or otherwise to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other Schedule (or subsection). Any matter disclosed in a Schedule shall not be deemed to constitute an admission by the Companies or the Seller, or otherwise imply, that any such matter rises to

the level of Material Adverse Effect unless otherwise specifically indicated or indicated that such matter may so arise.

Section 8.3 Disclosure Schedule Updates□ The Sellers shall promptly notify the Purchaser of any and all information, facts, events, circumstances, issues or other matters that arise after the date of this Agreement which, if existing on the date of this Agreement, would have been required to be set forth or described in Article II or Article III or in the Disclosure Schedule by delivery in writing of appropriate updates to the Disclosure Schedule setting forth such information, facts, events, circumstances, issues or other matters (collectively, the "Disclosure Schedule Updates") at any time prior to the Closing Date. In the event that the Sellers deliver any Disclosure Schedule Updates to the Purchaser in accordance with this Section 8.3, then (a) such Disclosure Schedule Updates shall be deemed to become a part of the Disclosure Schedule, (b) all references to the Disclosure Schedule in this Agreement shall refer to the Disclosure Schedule as updated by such Disclosure Schedule Updates, and (c) such Disclosure Schedule Updates shall be given effect for all purposes under this Agreement, including, without limitation, for purposes of determining whether or not a Purchaser Indemnified Party is entitled to indemnification under Article VII.

Section 8.4 Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by Purchaser, the Companies and the Seller. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

Section 8.5 Termination.

(a) The Parties may terminate this Agreement as provided below:

(i) Purchaser, the Companies and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) Purchaser may terminate this Agreement in its sole discretion by giving written notice to the Seller and the Companies at any time prior to the Closing;

(iii) Seller may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing if the Closing shall not have occurred on or before October 31, 2014 (unless the failure results primarily from the Companies or Seller breaching any representation, warranty, or covenant contained in this Agreement).

(b) If any Party terminates this Agreement pursuant to Section 8.5(a), all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, except for the return of the Deposit if so required pursuant to Section 1.3(a)(ii) and the agreements contained in Section 6.5 and in Article VII; *provided*, *however*, that

nothing contained in this Section 8.5 shall relieve any Party from liability for any intentional and material breach of this Agreement prior to the termination of this Agreement.

Section 8.6 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 8.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Delivery of an executed signature page by facsimile transmission or by e-mail in .pdf format shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 8.8 Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with the Disclosure Schedules, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the transactions contemplated hereby and (b) are not intended to confer upon any Person other than the Parties any rights or remedies.

Section 8.9 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each Party, by its execution hereof (i) hereby irrevocably submits, and agrees to cause each of its Affiliates to submit, to the sole and exclusive jurisdiction of the courts of the State of New York and of the federal courts of the United States of America located in the Southern District of the State of New York (the "Chosen Courts") for the purpose of any Action (in contract, tort or otherwise), inquiry proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof other than as expressly provided herein (ii) hereby waives, and agrees to cause each of its Affiliates to waive, to the extent not prohibited by applicable Law, and agrees not to assert, and agrees not to allow any of its Affiliates to assert, by way of motion, as a defense or otherwise, in any such action, any claim of *forum non conveniens*, that it is not subject personally to the jurisdiction of the Chosen Courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the Chosen Courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by the Chosen Courts, (iii) hereby agrees to commence and require any of its Affiliates to commence any Action (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof exclusively in one of the Chosen Courts, and (iv) hereby agrees not to commence, or permit any of its Affiliates to commence, any claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding

or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, other than before one of the Chosen Courts, or to make any motion or take any other Action (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the Chosen Courts whether on the grounds of inconvenient forum or otherwise.

Section 8.10 Waiver of Jury Trial. EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND IRREVOCABLY HEREBY WAIVES (TO THE FULLEST EXTENT PERMITTED BY LAW) ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS. THE PARTIES ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS OF THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 8.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties; provided, that, Purchaser may assign this Agreement and any of the rights, interests or obligations hereunder (a) to any Affiliate of Purchaser, or (b) to any of Purchaser's lenders, in each case, without the prior consent of the Seller or the Companies. No assignment shall relieve a Party from liability without the written consent of the other Party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 8.12 Mutual Drafting. The Parties have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, the Parties do not intend that the presumptions of Law relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.

Section 8.13 Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article, Section, Schedule or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Whenever the context may require, any pronouns used in this Agreement shall

include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any agreement, instrument or statute defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Share Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

PURCHASER:

MEDICAL IMAGING CORP.

By: ______________________
Name: Mitchell Geisler
Title: Chief Executive Officer

COMPANIES:

PARTNERS IMAGING CENTER OF NAPLES LLC

By: ______________________
Name:
Title:

PARTNERS IMAGING CENTER OF CHARLOTTE LLC

By: ______________________
Name:
Title:

PARTNERS IMAGING CENTER OF VENICE LLC

By: ______________________
Name:
Title:

SELLER:

PARTNERS IMAGING HOLDINGS LLC

By ______________________
Richard M. Goldberg, M.D., Managing Member

By ______________________
Roman Rozin, M.D., Managing Member

IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

PURCHASER:

MEDICAL IMAGING CORP.

By: ______________________

Name: Mitchell Geisler

Title: Chief Executive Officer

COMPANIES:

PARTNERS IMAGING CENTER OF NAPLES LLC

By: ______________________

Name: RICHARD M. GOLDBERG

Title: MBR MGR.

PARTNERS IMAGING CENTER OF CHARLOTTE LLC

By: ______________________

Name: RICHARD M GOLDBERG

Title: MBR MGR.

PARTNERS IMAGING CENTER OF VENICE LLC

By: ______________________

Name: RICHARD M. GOLDBERG

Title: MBR MGR

SELLER:

PARTNERS IMAGING HOLDINGS LLC

By ______________________

Richard M. Goldberg, M.D., Managing Member

By ______________________

Roman Rozin, M.D., Managing Member

PRINCIPALS:

____
Richard M. Goldberg, M.D.

____
Roman Rozin, M.D.

ANNEX A

Definitions

"Action" means any action, suit, claim, cause of action, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

"Affiliates" of a Person means any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person, where "control" (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct, as trustee, executor or otherwise, or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, agreement or otherwise.

"Annual Financial Statements" has the meaning set forth in Section 3.15.

"Agreement" has the meaning set forth in the Preamble of this Agreement.

"Audit" has the meaning set forth in Section 6.8.

"Audit Period" has the meaning set forth in Section 6.5.

"Basket" has the meaning set forth in Section 7.1(b).

"Business" means the provision of technical and medical services (including the rights, responsibilities, privileges and obligations associated with each service) as they relate to all mobile diagnostic imaging modalities, including but not limited to, Magnetic Resonance Imaging, CT or CAT Scan, Ultrasound, X-ray, PET Scan and BMD.

"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized by Law to be closed.

"Chosen Courts" has the meaning set forth in Section 8.9.

"Claim Notice" has one meaning set forth in Section 7.3(a).

"Closing" has the meaning set forth in Section 1.1.

"Closing Date" has the meaning set forth in Section 1.1.

"Closing Indebtedness" has the meaning set forth in Section 1.3(a)(i).

"Code" means the Internal Revenue Code of 1986, as amended. All citations to the Code or to the regulations promulgated thereunder shall include any amendments or any substitute or successor provisions thereto.

"Company Intellectual Property" has the meaning set forth in Section 3.13.

"Consent" means any consent, approval, license, permit, order or authorization.

"Constituent Instruments" means each Company's respective articles of formation, operating agreements, and such other constituent instruments of each Company as may exist, each as amended.

"Damages" has the meaning set forth in Section 7.1(a).

"Disclosure Schedule" means the disclosure schedules attached hereto as Exhibit A, as amended in accordance with Section 8.3.

"Disclosure Schedule Updates" has the meaning set forth in Section 8.3.

"FITRP" means federal income tax reporting purposes.

"Financial Statements" has the meaning set forth in Section 3.15.

"Fundamental Representations" has the meaning set forth in Section 7.4(b).

"GAAP" means generally accepted accounting principles in effect in the United States.

"Governmental Entity" means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency, regulatory body, commission or other governmental authority or instrumentality, domestic or foreign.

"Independent Auditor" shall be an accounting firm as mutually agreed to by the parties.

"Indemnified Party" has the meaning set forth in Section 7.3(a).

"Indemnifying Party" has the meaning set forth in Section 7.3(a).

"Intellectual Property" means trademarks, service marks, trade names, copyrights, patents, and domain names.

"Intellectual Property Right" means any patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right, copyright and other proprietary intellectual property right and computer program.

"Interim Financial Statement" has the meaning set forth in Section 3.15.

"Knowledge of the Companies" or "the Companies' Knowledge" means the knowledge, after reasonable inquiry, of either Richard Goldberg or Roman Rozin.

"Law" means any federal, national, supranational, state, provincial, local or administrative rule, regulation, statute, order, ordinance, law or code or similar provisions having the force and effect of law including, but not limited to, common law, and promulgated by any Governmental Entity.

"Lien" means any lien, mortgage, hypothecation, security interest, pledge, equity, title imperfection, charge, voting trust, stockholder agreement or other encumbrances of any kind.

"Material Adverse Effect" means any change, effect, event, occurrence, state of facts or development that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Business, assets, liabilities, financial condition or results of operations of any Company, taken as a whole. Material Adverse Effect shall not include any material adverse change, effect, event, occurrence, state of facts or development (a) relating to or resulting from the economy in general (except to the extent that such Company is affected thereby in a disproportionate manner), (b) relating to or resulting from the industry in which such Company operates (except to the extent that such Company is affected thereby in a disproportionate manner), (c) resulting from actions or omissions of such Company or the Subsidiaries required by the express terms of this Agreement, (d) resulting from any worldwide, federal, state or local conditions or circumstances (political, economic, financial, regulatory or

otherwise), including, without limitation, resulting from acts of God, an outbreak or escalation or war, armed hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency occurring within or outside of the United States (except to the extent that such Company is affected thereby in a disproportionate manner), or (e) relating to or resulting from a change in any Law or GAAP occurring after the date hereof.

"Material Contracts" has the meaning set forth in Section 3.11(b).

"Membership Interests" has the meaning set forth in the Recitals of this Agreement.

"Party" has the meaning set forth in the Preamble of this Agreement.

"Payoff Letters" has the meaning set forth in Section 1.3(b).

"Permits" means all licenses, permits, consents, approvals, registrations, qualifications and filings under any federal, state or local Laws or with any Governmental Entities.

"Permitted Liens" has the meaning set forth in Section 3.12 of this Agreement.

"Person" means an individual, corporation, partnership, limited liability company, firm, joint venture, association, joint stock company, trust, unincorporated organization or other entity, or any Governmental Entity or quasi-governmental body or regulatory authority.

"Purchaser" has the meaning set forth in the Preamble of this Agreement.

"Purchaser Indemnified Parties" has the meaning set forth in Section 7.1(a).

"SEC" means the Securities and Exchange Commission.

"Seller Indemnified Parties" has the meaning set forth in Section 7.2.

"Seller" or "Sellers" has the meaning set forth in the Preamble of this Agreement.

"Seller's Business" has the meaning set forth in Section 6.10(c).

"Seller's Trade Area" has the meaning set forth in Section 6.10(a)(i).

"Subsidiary" means any corporation, partnership, limited liability company or other entity in which a Company, directly or indirectly, owns or controls fifty percent (50%) or more of the voting stock or other ownership interests.

"Tax" or "Taxes" means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all liabilities, interest, penalties and additions imposed with respect to such amounts.

"Tax Return" means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

"Third Party Notice" has the meaning set forth in Section 7.3(b).

"Transactions" has the meaning set forth in Section 1.1.

"Transaction Documents" means this Agreement and all other agreements, instruments or certificates agreements to which any of the Parties is a party arising out of or in connection

with the transactions contemplated by this Agreement or is otherwise contemplated to be delivered by any Party at or prior to the Closing.